Exhibit 99.1

News Release
22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

Contacts:

Media:  Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2009 Financial Results

CHICAGO, Feb. 18, 2010—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its fourth-quarter and full-year 2009 financial results. The company reported consolidated revenue of $122.6 million in the fourth quarter of 2009, a 2.8% increase from $119.3 million in the fourth quarter of 2008. Consolidated operating income was $24.3 million in the fourth quarter of 2009, a decrease of 15.2% compared with $28.7 million in the same period a year ago. Net income was $14.4 million in the fourth quarter of 2009, or 29 cents per diluted share, compared with $19.3 million, or 39 cents per diluted share, in the fourth quarter of 2008.

Results for the fourth quarter of 2009 include a $6.1 million operating expense related to adjusting the treatment of some stock options that were originally considered incentive stock options (ISOs) and should have been considered non-qualified stock options (NQSOs). This expense, net of related income tax benefits, reduced net income by approximately $5.0 million, or 10 cents per diluted share, in the quarter. This expense includes $4.9 million to be paid in the first quarter of 2010 to one former and two current executives. The company expects this first-quarter 2010 cash flow impact to be largely offset by a cash tax benefit in the future. As of December 2009, all incentive stock options have been exercised, and the company does not expect this to be a recurring expense.

Excluding acquisitions and the impact of foreign currency translations, revenue declined 6.6% in the fourth quarter of 2009, compared with the prior-year period. Fourth-quarter results included $7.6 million in revenue from acquisitions as well as a positive effect of $3.7 million from foreign currency translations. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

For the year ended Dec. 31, 2009, revenue was $479.0 million, a decline of 4.7% compared with $502.5 million in 2008. Revenue for the year included $29.6 million from acquisitions, which was partially offset by an unfavorable foreign currency impact of $9.0 million. Consolidated operating income declined 9.9% to $125.3 million, compared with $139.1 million in 2008. Net income was $82.5 million, or $1.66 per diluted share, in 2009, down from $92.5 million, or $1.88 per diluted share, in 2008.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We had a challenging year. Our consolidated revenue fell almost 5% to $479 million, which is only the second time in our 25-year history that we’ve seen revenue decline. Organic revenue fell 8.8%. The main reasons were the loss of two key clients in our Investment Management business, the loss of revenue from the Global Analyst Research Settlement (GARS), and lower Internet advertising sales.

“Although organic revenue declined for the year, the trend during the second half of 2009 was encouraging. Organic revenue fell 10.2% in the third quarter of 2009, but only 6.6% in the fourth quarter. That’s impressive in light of the lost revenue from GARS, which ended in July 2009. Clients are more engaged in sales discussions, and we feel better about our prospects for 2010.”

Mansueto added, “In an environment where our financial services clients were laying off staff and drastically cutting expenses, we took action early in the year to cut our own costs. Still, we kept our staff intact and made investments for the long-term growth of our business. We’re also pleased with the growth in our cash and investments balance, despite spending about $74 million for six acquisitions in 2009.”

Mansueto outlined some of the company’s key accomplishments and challenges in 2009:

Accomplishments

•      We completed six acquisitions, four of which were outside the United States. These acquisitions represent approximately $38 million in annual revenue. We increased our ownership interest in Morningstar Korea, making it one of our majority-owned operations. We also integrated many capabilities from previous acquisitions.

•      We continued investing in our three key web-based platforms, Morningstar.com, Morningstar Advisor Workstation, and Morningstar Direct. Licensed Data had strong renewal rates and ranks as our largest product by revenue. Morningstar Direct continued its strong growth and now ranks as our fifth-largest product by revenue.

•      We expanded our research offerings, including the launch of corporate credit ratings on 100 public companies; basic profile reports for NASDAQ-listed companies; target-date fund series ratings and research reports for 20 of the largest fund series; qualitative research and ratings for more than 830 European and Asian funds; and a Global Fund Investor Experience study across 16 countries.

•      In our Investment Management segment, we continued our work in custom target-date funds and lifetime financial advice and expanded our consulting services internationally.

•      We added database coverage of more than 75,000 securities and expanded our fundamental data on global stocks and exchange-traded funds.

•      We created a new Enterprise Data Management business that offers back-office service bureau and performance reporting operations to financial advisors.

Challenges

•      Despite an upturn in the market, revenue declined for the second time in our history, and operating income fell 10%. Many of our clients were cutting budgets, reducing staff, and experiencing the effects of industry consolidation, all of which had a direct impact on our business.

•      We had lower revenue for Investment Consulting because one client did not renew its contract in the fourth quarter of 2008 and another client did not renew its contract in May 2009.

•      The independent equity research we provided to six banks under the terms of the Global Analyst Research Settlement ended in July 2009. As a result, equity research revenue was $9.4 million lower in 2009 versus 2008.

•      Internet advertising sales were down sharply, Premium Membership subscriptions for Morningstar.com fell 15%, and revenue for Morningstar Principia was down for the year.

•      Our 2009 results include a total of $9.5 million in operating expense related to two unanticipated matters. We recorded a $6.1 million operating expense related to adjusting the treatment of some stock options that were originally considered incentive stock options, and we incurred $3.4 million in operating expense for penalties related to the timing of deposits for taxes withheld on stock option exercises from 2006 through 2009.

Key Business Drivers

Morningstar has two operating segments: Investment Information and Investment Management. The Investment Information segment includes all of the company’s data, software, and research products and services. These products and services are typically sold through subscriptions or license agreements. The Investment Management segment includes all of the company’s asset management operations, which operate as registered investment advisors and earn more than half of their revenue from asset-based fees.

Revenue:  In the fourth quarter of 2009, revenue in the Investment Information segment was $97.3 million, an increase of $1.8 million, or 1.8%, compared with the fourth quarter of 2008, including $5.7 million from acquisitions. Excluding acquisitions, revenue declined year over year. Investment research was the main factor behind the decrease, primarily because of the loss of revenue from the Global Analyst Research Settlement, which ended in July 2009. Revenue in the Investment Management segment was $25.4 million, an increase of $1.7 million, or 7.0%. Revenue from acquisitions was $1.9 million, primarily from Intech Pty Ltd in Australia.

Revenue from international operations was $35.8 million in the fourth quarter of 2009, an increase of 28.4% from the same period a year ago. International revenue included $6.6 million from acquisitions. Foreign currency translations had a favorable impact of $3.7 million on international revenue in the fourth quarter. Excluding acquisitions and foreign currency translations, international revenue declined 8.7% in the fourth quarter.

For the full year, international revenue was $129.2 million, including $23.4 million in revenue from acquisitions, partly offset by an unfavorable impact of $9.0 million from foreign currency translations. Excluding acquisitions and foreign currency translations, international revenue declined 5.5% from 2008. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

In 2009, Morningstar’s five largest products by revenue were Morningstar® Licensed Data, Morningstar® Advisor WorkstationSM, Investment Consulting, Morningstar.com®, and Morningstar DirectSM.

Operating Income:  Consolidated operating income was $24.3 million in the fourth quarter of 2009, a 15.2% decrease from the same period in 2008. Operating expense increased $7.7 million, or 8.5%, in the fourth quarter of 2009. Operating expense in the quarter includes $6.1 million related to adjusting the treatment of some stock options that were originally considered incentive stock options and incremental expense from recent acquisitions, partially offset by lower expense from cost-savings initiatives.

In 1998, 1999, and 2000, Morningstar granted ISOs to many employees. Upon exercise, ISOs typically have a favorable tax treatment for the employee relative to the tax treatment for NQSOs. In 2009, Morningstar determined that certain ISOs granted to one former and two current executives should have been treated as NQSOs for the executives’ and Morningstar’s tax purposes. Morningstar will pay these three individuals a total of $4.9 million to compensate them for the difference in tax treatment. Morningstar also recorded an expense of $1.2 million in the fourth quarter, primarily for potential penalties, related to this matter.

Costs related to acquisitions also contributed to the increase in operating expense in the quarter. The company completed four acquisitions in the fourth quarter of 2008 and six in 2009. Because of the timing of these acquisitions, fourth-quarter 2009 results include operating expense that did not exist in the fourth quarter of 2008.

Lower compensation-related expenses partially offset the expense increases in the quarter. Bonus expense decreased $5.0 million in the quarter because Morningstar made changes to its 2009 bonus plan as part of its efforts to better align its cost structure with revenue. The significant reduction in bonus expense also reflects a slowdown in 2009 financial performance compared with 2008. In early 2009, the company suspended matching contributions to its 401(k) plan in the United States, further reducing operating expense in the quarter by approximately $1.2 million. Morningstar had approximately 2,600 employees worldwide as of Dec. 31, 2009, compared with 2,375 as of Dec. 31, 2008. Headcount grew year over year because the company added approximately 170 employees through acquisitions and also continued hiring for its development center in China.

In 2010, Morningstar began phasing in some of the benefits it temporarily suspended in 2009. The company is now matching up to 50% of employee contributions to its 401(k) plan in the United States, compared with a full match before 2009. The company kept salary levels flat for nearly all employees in 2009, but expects to make some moderate compensation increases later in 2010. The company also has been hiring for some previously unfilled positions.

The company’s operating margin was 19.8% in the fourth quarter of 2009, down from 24.1% in the same period in 2008. The $6.1 million operating expense related to adjusting the treatment of some stock options that were originally considered incentive stock options had a negative effect of approximately 5 percentage points on the margin.

In 2009, operating margin was 26.2%, compared with 27.7% in 2008. The margin was negatively affected by a total of 2 percentage points for $6.1 million of operating expense related to adjusting the treatment of some incentive stock options and $3.4 million of operating expense for penalties related to the timing of deposits for taxes withheld on stock option exercises.

Effective Tax Rate:  Morningstar’s effective tax rate in the fourth quarter of 2009 was 40.9%, an increase of 7.6 percentage points compared with the fourth quarter of 2008. The fourth-quarter income tax expense includes the effect of adjusting the treatment of some stock options that were originally considered incentive stock options. Because only a portion of the expense will be deducted for tax purposes, the effective tax rate increased by approximately 4 percentage points. An adjustment to previously recorded tax benefits for disqualifying dispositions also increased the effective tax rate in the quarter.

For the full year, the company’s effective tax rate increased to 36.4% from 35.9% in 2008. In addition to the effect of adjusting the treatment of stock options discussed above, the company’s effective tax rate in 2009 reflects the impact of a $3.4 million non-deductible deposit penalty expense recorded earlier in the year. These items were partially offset by tax credits primarily from previous years and a net decrease in reserves for uncertain tax positions.

Free Cash Flow:  Morningstar generated free cash flow of $26.7 million in the fourth quarter of 2009, reflecting cash provided by operating activities of $28.8 million and $2.1 million of capital expenditures. Cash flow from operating activities decreased $25.3 million year over year, primarily reflecting lower net income adjusted for non-cash items. Also, operating cash flow in the fourth quarter of 2008 included a $4.9 million benefit from tenant improvement allowances related to the construction of the company’s new corporate headquarters. This benefit did not recur in the fourth quarter of 2009.

The company generated free cash flow of $83.8 million in 2009, reflecting cash provided by operating activities of $96.2 million and capital expenditures of $12.4 million. Operating cash flow in 2009 decreased $56.2 million from 2008, reflecting lower cash flow benefits from accrued compensation and income taxes, a reduction in tenant improvement allowances of $16.3 million, and a $9.6 million increase in bonuses paid in the first quarter of 2009.

Capital expenditures decreased $17.1 million for the quarter and $36.1 million for the year, compared with the same periods in 2008. Capital expenditures were higher in 2008 mainly because of the timing of payments for construction of the company’s new corporate headquarters.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Dec. 31, 2009, Morningstar had cash, cash equivalents, and investments of $342.6 million, compared with $297.6 million as of Dec. 31, 2008. The company paid approximately $74 million for acquisitions in 2009.

In the first quarter of 2010, in addition to paying $4.9 million to one former and two current executives as discussed above, the company expects to make annual bonus payments of approximately $21 million, a decrease of 64% compared with the $58.9 million of bonus payments made in the first quarter of 2009.

The company anticipates making capital expenditures of approximately $16 million during 2010, primarily for leasehold improvements and computer equipment.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor WorkstationSM; Morningstar.com®, including Premium Memberships and Internet advertising sales; and Morningstar DirectSM.

•      Revenue was $97.3 million in the fourth quarter of 2009, a 1.8% increase from $95.5 million in the fourth quarter of 2008. Acquisitions contributed $5.7 million, or approximately 6 percentage points, to revenue in the fourth quarter.

•      Excluding acquisitions, revenue declined year over year. Investment research was the largest factor behind the lower revenue in this segment, reflecting the loss of revenue related to the Global Analyst Research Settlement (GARS), which expired in late July 2009. Revenue associated with GARS in the fourth quarter of 2008 was $5.8 million. Morningstar has entered into new equity research contracts with two of the banks that were clients under GARS; however, these contracts only represent about 10% of the previous annual GARS revenue. The company is also continuing to provide broad equity coverage to individual investors, financial advisors, and institutions through a variety of other channels.

•      Lower advisor software revenue was the second-largest factor behind the revenue decline, primarily because of weaker results for Principia. Principia subscriptions fell 17% to 35,844. Revenue from Advisor Workstation declined slightly in the quarter, with Advisor Workstation licenses declining about 2% to 148,392.

•      Revenue for the U.S. version of Morningstar.com continued to decline, mainly from a decrease in Internet advertising revenue and because Premium Membership subscriptions fell 15% to 150,473.

•      Higher revenue from Licensed Data and Morningstar Direct partially offset these revenue declines. Licensed Data remains the company’s top product by revenue. Morningstar Direct is now one of the company’s top five products by revenue, and licenses for Morningstar Direct rose 19% to 3,524.

•      Operating income was $31.2 million in the fourth quarter of 2009, compared with $33.3 million in the same period in 2008. Operating expense in this segment increased $3.8 million, or 6.2%, primarily because of additional costs from acquisitions, partially offset by lower bonus expense.

•      Operating margin was 32.1% in the fourth quarter of 2009, compared with 34.9% in the prior-year period, as additional expense from recent acquisitions was partially offset by the impact of lower bonus expense as a percentage of revenue.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Advice, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•      Revenue was $25.4 million in the fourth quarter of 2009, a 7.0% increase from $23.7 million in the same period in 2008. Fourth-quarter 2009 revenue from acquisitions was $1.9 million, primarily from Intech Pty Ltd in Australia.

•      Excluding acquisitions, revenue declined year over year. Retirement Advice was the largest factor behind the lower revenue in this segment, reflecting several smaller client losses. Investment Consulting revenue was lower because one client did not renew its contract when it expired in the fourth quarter of 2008 and another client did not renew its contract in May 2009. The revenue impact of these client losses was partially offset by positive market performance.

•      Assets under advisement for Investment Consulting fell to $61.4 billion as of Dec. 31, 2009, compared with $66.2 billion as of Dec. 31, 2008. The majority of the asset decline reflects a client non-renewal, partially offset by net inflows and new client wins for Ibbotson Associates, as well as positive market performance in 2009. Assets under management for Retirement Advice were $15.7 billion as of Dec. 31, 2009, compared with $11.0 billion as of Dec. 31, 2008. Assets under management for Morningstar Managed Portfolios were $2.1 billion as of Dec. 31, 2009, compared with $1.6 billion as of Dec. 31, 2008.

•      Operating income was $13.6 million in the fourth quarter of 2009, an increase of 18.4% compared with the fourth quarter of 2008. Operating expense in the segment decreased $0.4 million, or 3.8%, primarily because of lower bonus expense. These expense reductions were partially offset by additional operating expense, mainly from the Intech acquisition.

•      Operating margin was 53.6% in the fourth quarter of 2009, compared with 48.4% in the prior-year period. Lower bonus expense as a percentage of revenue was the primary reason for the margin improvement, but was partly offset by the Intech acquisition.

Intangible Amortization and Corporate Depreciation Expense:  Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Expense for these categories was $7.0 million in the fourth quarter of 2009, an increase of $1.9 million, or 36.1%, compared with the fourth quarter of 2008. Intangible amortization and corporate depreciation expense was $26.3 million in 2009, an increase of $5.8 million, or 28.2%, compared with 2008. The increases result from amortization expense from recent acquisitions and depreciation expense related to the company’s new headquarters.

Corporate Unallocated:  This category of expense includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. Costs in this category for the fourth quarter of 2009 were $13.5 million, an increase of $2.5 million, or 22.8%, including $6.1 million of operating expense related to adjusting the treatment of some stock options that were originally considered incentive stock options. The impact of this expense was partially offset by lower bonus and other compensation-related expense.

For the year, corporate unallocated costs were $39.8 million, a slight increase compared with 2008. Corporate unallocated costs included the $6.1 million of operating expense discussed above, $3.4 million of expense for penalties related to the timing of deposits for taxes withheld on stock option exercises, and

$2.7 million of expense for vacant office space recorded primarily in the third quarter. These costs were offset by lower bonus and other compensation-related expense.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an e-mail to investors@morningstar.com, contact the company via fax at 312-696-6009, or write to Morningstar at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

Annual Meeting

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. on Tuesday, May 18, 2010, at its corporate headquarters at 22 W. Washington Street in Chicago. If you are interested in attending, please send an e-mail to investors@morningstar.com.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on nearly 400,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 20 countries and minority ownership positions in companies based in two other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

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©2010 Morningstar, Inc.  All rights reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31				Year ended December 31
(in thousands, except per share amounts)	2009	2008	change		2009	2008	change

Revenue	$122,643	$119,271	2.8%		$478,996	$502,457	(4.7%	)
Operating expense:
Cost of goods sold	35,716	31,155	14.6%		128,616	130,085	(1.1%	)
Development	10,193	10,153	0.4%		38,378	40,340	(4.9%	)
Sales and marketing	18,496	19,104	(3.2%	)	71,772	81,651	(12.1%	)
General and administrative	25,300	22,874	10.6%		82,949	85,266	(2.7%	)
Depreciation and amortization	8,614	7,297	18.0%		31,961	25,996	22.9%
Total operating expense	98,319	90,583	8.5%		353,676	363,338	(2.7%	)
Operating income	24,324	28,688	(15.2%	)	125,320	139,119	(9.9%	)
Operating margin	19.8%	24.1%	(4.3)pp		26.2%	27.7%	(1.5)pp

Non-operating income (expense):
Interest income, net	702	1,219	(42.4%	)	3,016	5,687	(47.0%	)
Other expense, net	(1,067)	(1,232)	(13.4%	)	(82)	(1,435)	(94.3%	)
Non-operating income (expense), net	(365)	(13)	NMF		2,934	4,252	(31.0%	)

Income before income taxes and equity in net income of unconsolidated entities	23,959	28,675	(16.4%	)	128,254	143,371	(10.5%	)
Income tax expense	9,996	9,636	3.7%		47,095	51,763	(9.0%	)
Equity in net income of unconsolidated entities	375	256	46.5%		1,165	1,321	(11.8%	)
Consolidated net income	14,338	19,295	(25.7%	)	82,324	92,929	(11.4%	)
Net (income) loss attributable to noncontrolling interests	92	(25)	NMF		132	(397)	NMF
Net income attributable to Morningstar, Inc.	$14,430	$19,270	(25.1%	)	$82,456	$92,532	(10.9%	)

Net income per share attributable to Morningstar, Inc:
Basic	$0.30	$0.41	(26.8%	)	$1.71	$2.01	(14.9%	)
Diluted	$0.29	$0.39	(25.6%	)	$1.66	$1.88	(11.7%	)
Weighted average common shares outstanding:
Basic	48,652	46,902			48,112	46,139
Diluted	50,248	49,124			49,793	49,213

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended December 31			Year ended December 31
	2009	2008	change	2009	2008	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense:
Cost of goods sold	29.1%	26.1%	3.0pp	26.9%	25.9%	1.0pp
Development	8.3%	8.5%	(0.2)pp	8.0%	8.0%	—
Sales and marketing	15.1%	16.0%	(0.9)pp	15.0%	16.3%	(1.3)pp
General and administrative	20.6%	19.2%	1.4pp	17.3%	17.0%	0.3pp
Depreciation and amortization	7.0%	6.1%	0.9pp	6.7%	5.2%	1.5pp
Total operating expense(1)	80.2%	75.9%	4.3pp	73.8%	72.3%	1.5pp
Operating margin	19.8%	24.1%	(4.3)pp	26.2%	27.7%	(1.5)pp

(1) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
($000)	2009	2008	2009	2008

Operating activities
Consolidated net income	$14,338	$19,295	$82,324	$92,929
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	8,614	7,297	31,961	25,996
Deferred income tax expense (benefit)	(1,040)	7,959	(1,887)	9,241
Stock-based compensation expense	2,937	2,750	11,593	11,281
Equity in net income of unconsolidated entities	(375)	(256)	(1,165)	(1,321)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(8,043)	(1,488)	(13,767)	(23,531)
Other, net	2,141	1,760	1,515	969
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,157)	(479)	12,364	(658)
Other assets	315	5,033	2,521	1,573
Accounts payable and accrued liabilities	(2,494)	1,580	(4,501)	3,008
Accrued compensation	15,065	12,188	(26,729)	(2,333)
Deferred revenue	270	40	(8,704)	(1,595)
Income taxes - current	(1,323)	(5,029)	11,676	22,078
Deferred rent	410	4,947	57	16,346
Other liabilities	(809)	(1,515)	(1,076)	(1,537)
Cash provided by operating activities	28,849	54,082	96,182	152,446
Investing activities
Purchases of investments	(65,167)	(62,256)	(176,770)	(134,117)
Proceeds from sale of investments	28,372	13,379	92,851	109,172
Capital expenditures	(2,086)	(19,229)	(12,372)	(48,519)
Acquisitions, net of cash acquired	(54,860)	(49,429)	(74,175)	(105,410)
Other, net	(4,832)	(250)	(4,209)	(250)
Cash used for investing activities	(98,573)	(117,785)	(174,675)	(179,124)
Financing activities
Proceeds from stock option exercises	2,061	6,146	16,439	23,428
Excess tax benefits from stock option exercises and vesting of restricted stock units	8,043	1,488	13,767	23,531
Other, net	493	674	188	671
Cash provided by financing activities	10,597	8,308	30,394	47,630
Effect of exchange rate changes on cash and cash equivalents	223	(4,329)	4,704	(6,637)
Net increase (decrease) in cash and cash equivalents	(58,904)	(59,724)	(43,395)	14,315
Cash and cash equivalents — Beginning of period	189,400	233,615	173,891	159,576
Cash and cash equivalents — End of period	$130,496	$173,891	$130,496	$173,891

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended December 31		Year ended December 31
($000)	2009	2008	2009	2008

Cash provided by operating activities	$28,849	$54,082	$96,182	$152,446
Less: Capital expenditures	(2,086)	(19,229)	(12,372)	(48,519)
Free cash flow	$26,763	$34,853	$83,810	$103,927

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31	December 31
($000)	2009	2008

Assets
Current assets:
Cash and cash equivalents	$130,496	$173,891
Investments	212,057	123,686
Accounts receivable, net	82,330	89,537
Deferred tax asset, net	1,109	3,538
Income tax receivable, net	5,541	9,193
Other	12,564	13,891
Total current assets	444,097	413,736

Property and equipment, net	59,828	58,822
Investments in unconsolidated entities	24,079	20,404
Goodwill	249,992	187,242
Intangible assets, net	135,488	119,812
Other assets	6,099	3,924
Total assets	$919,583	$803,940

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$29,901	$30,071
Accrued compensation	48,902	73,012
Deferred revenue	127,114	130,270
Other	962	88
Total current liabilities	206,879	233,441

Accrued compensation	4,739	3,611
Deferred tax liability, net	4,678	7,531
Other long-term liabilities	26,413	23,428
Total liabilities	242,709	268,011
Total equity	676,874	535,929
Total liabilities and equity	$919,583	$803,940

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended December 31				Year ended December 31
($000)	2009	2008	change		2009	2008	change

Revenue
Investment Information	$97,253	$95,532	1.8%		$386,642	$390,693	(1.0%	)
Investment Management	25,390	23,739	7.0%		92,354	111,764	(17.4%	)
Consolidated revenue	$122,643	$119,271	2.8%		$478,996	$502,457	(4.7%	)

Revenue — U.S.	$86,854	$91,400	(5.0%	)	$349,836	$381,021	(8.2%	)
Revenue — International	$35,789	$27,871	28.4%		$129,160	$121,436	6.4%

Revenue—U.S. (percentage of consolidated revenue)	70.8%	76.6%	(5.8)pp		73.0%	75.8%	(2.8)pp
Revenue—International (percentage of consolidated revenue)	29.2%	23.4%	5.8pp		27.0%	24.2%	2.8pp

Operating income (loss)(1)
Investment Information	$31,199	$33,322	(6.4%	)	$138,576	$138,902	(0.2%	)
Investment Management	13,609	11,492	18.4%		52,889	60,396	(12.4%	)
Intangible amortization and corporate depreciation expense	(6,992)	(5,138)	36.1%		(26,349)	(20,550)	28.2%
Corporate unallocated	(13,492)	(10,988)	22.8%		(39,796)	(39,629)	0.4%
Consolidated operating income	$24,324	$28,688	(15.2%	)	$125,320	$139,119	(9.9%	)

Operating margin(1)
Investment Information	32.1%	34.9%	(2.8)pp		35.8%	35.6%	0.2pp
Investment Management	53.6%	48.4%	5.2pp		57.3%	54.0%	3.3pp
Consolidated operating margin	19.8%	24.1%	(4.3)pp		26.2%	27.7%	(1.5)pp

(1) Includes stock-based compensation expense allocated to each segment.

Top Five Products (Segment)	Revenue	% of
Year Ended December 31, 2009	($000)	Revenue
Licensed Data (Investment Information)	$91,524	19.1%
Morningstar Advisor Workstation (Investment Information)	65,673	13.7%
Investment Consulting (Investment Management)	63,748	13.3%
Morningstar.com (Investment Information)	39,454	8.2%
Morningtar Direct (Investment Information)	29,968	6.3%

Top Five Products (Segment)	Revenue	% of
Year Ended December 31, 2008	($000)	Revenue
Licensed Data (Investment Information)	$78,329	15.6%
Investment Consulting (Investment Management)	77,757	15.5%
Morningstar Advisor Workstation (Investment Information)	64,222	12.8%
Morningstar.com (Investment Information)	45,684	9.1%
Principia (Investment Information)	27,791	5.5%

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of December 31
	2009	2008		% change
Our employees
Worldwide headcount (approximate)	2,600	2,375		9.5%
Number of U.S. stock analysts	82	102		(19.6%	)
Number of worldwide stock analysts	91	128		(28.9%	)
Number of U.S. fund analysts	30	28		7.1%
Number of worldwide fund analysts	84	75		12.0%

Our business
Investment Information
Morningstar.com Premium subscriptions	150,473	177,518		(15.2%	)
Registered users for Morningstar.com (U.S.)	6,219,597	5,692,194		9.3%
U.S. Advisor Workstation licenses	148,392	151,874	(1)	(2.3%	)
Principia subscriptions	35,844	43,019		(16.7%	)
Morningstar Direct licenses	3,524	2,961		19.0%

Investment Management
Assets under management for Morningstar Managed Portfolios	$2.1 bil	$1.6 bil		31.3%
Assets under management for Intech(2)	$3.4 bil	—		n/a
Assets under management for managed retirement accounts	$15.7 bil	$11.0 bil		42.7%
Morningstar Associates	$1.5 bil	$1.0 bil		50.0%
Ibbotson Associates	$14.2 bil	$10.0 bil		42.0%
Assets under advisement for Investment Consulting	$61.4 bil	$66.2 bil		(7.3%	)
Morningstar Associates	$21.5 bil	$29.6 bil		(27.4%	)
Ibbotson Associates	$39.9 bil	$36.6 bil		9.0%

(1)

Revised to exclude Site Builder licenses. Beginning in 2009, Morningstar no longer includes the Site Builder product as part of Advisor Workstation. The number of Advisor Workstation licenses reported in 2008 has been adjusted to reflect this change.

(2)	Intech (Australia) was acquired on June 30, 2009 and is now doing business as Ibbotson Associates.

	Three months ended December		Year ended December 31
($000)	2009	2008	2009	2008
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$23,959	$28,675	$128,254	$143,371
Equity in net income of unconsolidated entities	375	256	1,165	1,321
Net (income) loss attributable to noncontrolling interests	92	(25)	132	(397)
Total	$24,426	$28,906	$129,551	$144,295
Income tax expense	$9,996	$9,636	$47,095	$51,763
Effective tax rate	40.9%	33.3%	36.4%	35.9%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended December 31				Year ended December 31
($000)	2009	2008	% change		2009	2008	% change

Consolidated revenue	$122,643	$119,271	2.8%		$478,996	$502,457	(4.7%	)
Less: acquisitions	(7,588)	—	NMF		(29,590)	—	NMF
(Favorable) Unfavorable impact of foreign currency	(3,710)	—	NMF		8,987	—	NMF
Revenue excluding acquisitions and foreign currency translations	$111,345	$119,271	(6.6%	)	$458,393	$502,457	(8.8%	)

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended December 31				Year ended December 31
($000)	2009	2008	% change		2009	2008	% change

International revenue	$35,789	$27,871	28.4%		$129,160	$121,436	6.4%
Less: acquisitions	(6,629)	—	NMF		(23,371)	—	NMF
(Favorable) Unfavorable impact of foreign currency	(3,710)	—	NMF		8,987	—	NMF
International revenue excluding acquisitions and foreign currency translations	$25,450	$27,871	(8.7%	)	$114,776	$121,436	(5.5%	)

Morningstar includes an acquired operation as part of revenue from acquisitions for 12 months after we complete the acquisition. After that, we include it as part of our organic revenue. The table below shows the period in which we included each acquired operation in revenue from acquisitions:

Acquisition	2009 Revenue from Acquisitions
Hemscott data, media, and investor relations website businesses	January 1 through January 8, 2009
Financial Computer Support, Inc.	January 1 through September 1, 2009
Fundamental Data Limited	January 1 through October 1, 2009
10-K Wizard Technology, LLC	January 1 through December 3, 2009
Tenfore Systems Limited	January 1 through December 16, 2009
InvestData (Proprietary) Limited	January 1 through December 28, 2009
Global financial filings database business of Global Reports LLC	April 20 through December 31, 2009
Equity research and data business of C.P.M.S. Computerized Portfolio Management Services Inc.	May 1 through December 31, 2009
Andex Associates, Inc.	May 1 through December 31, 2009
Intech Pty Ltd	June 30 through December 31, 2009
Morningstar Korea Co., Ltd.	September 10 through December 31, 2009
Canadian Investment Awards and Gala	December 17 through December 31, 2009
Logical Information Machines, Inc.(1)	-

(1)	Logical Information Machines, Inc. was acquired on December 31, 2009 and did not impact 2009 revenue from acquisitions.